EXHIBIT 99.1

First Citizens Reports Earnings for Fourth Quarter 2010

RALEIGH, N.C., Jan. 24, 2011 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending December 31, 2010, of $30.1 million, compared to $19.0 million for the corresponding period of 2009, according to Frank B. Holding Jr., chairman of the board. Net income for the fourth quarter of 2010 increased $11.1 million, or 58.3 percent, from the same quarter of 2009.

Per share income for the fourth quarter 2010 totaled $2.88, compared to $1.82 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.56 percent and an annualized return on average equity of 6.91 percent, compared to respective returns of 0.41 percent and 4.92 percent for the same period of 2009. The increase in net income as well as return on average assets and equity during 2010 reflects the favorable impact of the four FDIC-assisted transactions completed during 2010 and 2009.

For the year ended December 31, 2010, net income equaled $193.0 million, or $18.50 per share, compared to $116.3 million, or $11.15 per share, earned during 2009. Net income as a percentage of average assets was 0.93 percent during 2010, compared to 0.66 percent during 2009. The return on average equity was 11.54 percent for 2010, compared to 7.94 percent for 2009. The $76.7 million, or 65.9 percent, increase in net income reflects improved net interest income and larger acquisition gains, partially offset by higher provision for loan and lease losses and noninterest expense and reduced noninterest income.

The comparability of BancShares' results of operations for the fourth quarter and year ended December 31, 2010, are affected by the FDIC-assisted transactions. Bargain purchase gains are recorded at the date of the transaction and result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets may have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are accreted into income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves post-acquisition, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized over the remaining life of the loan. For loans covered under FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.

FOURTH QUARTER 2010 HIGHLIGHTS

  Fourth quarter net interest income equaled $228.4 million, up 60.4 percent from the fourth quarter of 2009.

  Average loans and leases, including those acquired in FDIC-assisted transactions, increased $763.9 million, or 5.9 percent.

  Average deposits, including those assumed in FDIC-assisted transactions, increased $2.6 billion, or 16.9 percent.

  Fourth quarter 2010 earnings were influenced by several significant items arising from the FDIC-assisted transactions, including $24.4 million of provision for loan and lease losses, $70.5 million in interest income from accretion of fair value discounts primarily related to large unscheduled payments and $29.1 million of charges to noninterest income arising from adjustments to the FDIC receivable.

  Net charge-offs on noncovered loans equaled $9.0 million, or 0.31 percent of average noncovered loans.

  Fourth quarter 2010 noninterest expenses were up $28.4 million, or 16.4 percent, primarily from costs related to the FDIC-assisted transactions.

  Regulatory authorities granted approval to merge IronStone Bank into First-Citizens Bank & Trust Company.

2010 YEAR-TO-DATE HIGHLIGHTS

  Net interest income for 2010 equaled $774.2 million, up 51.7 percent from 2009.

  Average loans and leases, including loans acquired in FDIC-assisted transactions, increased $1.8 billion, or 14.9 percent.

  Average deposits, including those assumed in FDIC-assisted transactions, increased $3.0 billion, or 20.3 percent.

  Earnings for 2010 and 2009 were influenced by significant items arising from FDIC-assisted transactions, including $136.0 million and $104.4 million in acquisition gains respectively, $86.9 million and $3.5 million in provision for loan and lease losses respectively, $145.4 million in 2010 in interest income from accretion of fair value discounts primarily related to large unscheduled payments and $42.1 million in 2010 of charges to noninterest income for adjustments to the FDIC receivable.

  Net charge-offs on noncovered loans equaled $49.6 million, or 0.43 percent of average noncovered loans.

  Noninterest expenses increased $81.9 million, or 12.6 percent, due primarily to FDIC-assisted transactions.

NET INTEREST INCOME

Fourth quarter net interest income increased $86.0 million, or 60.4 percent, from the same period of 2009, due to an increase in interest-earning assets and the accretion of fair value discounts. Average interest-earning assets increased $2.4 billion, or 14.8 percent, due primarily to assets acquired through the 2010 FDIC-assisted transactions. Large unscheduled loan payments and other adjustments recorded during the fourth quarter 2010 resulted in $66.2 million of fair value discount accretion, which increased interest income. The favorable interest income adjustments were partially offset by a corresponding $56.6 million reduction in the FDIC receivable, recorded as a reduction in noninterest income. The taxable-equivalent net yield on interest-earning assets increased 137 basis points when compared to the fourth quarter of 2009. The increase in the net yield was primarily due to reduced deposit costs and the favorable impact of acquired loans and assumed deposits, including the impact of fair value discounts accreted into income during the fourth quarter of 2010.

Interest-earning assets averaged $18.7 billion during the fourth quarter of 2010. Average loans increased $763.9 million, or 5.9 percent, since the fourth quarter of 2009, due to acquisition activity. Average investment securities grew $815.2 million, or 26.0 percent, principally resulting from strong deposit growth within the legacy branch network well in excess of loan demand.

Average interest-bearing liabilities increased by $1.8 billion, or 13.6 percent, during the fourth quarter of 2010, due to higher levels of deposits. The rate on interest-bearing liabilities decreased 31 basis points to 1.15 percent during the fourth quarter of 2010 as market interest rates continued to contract.

Net interest income increased $263.7 million, or 51.7 percent, during 2010, due to balance sheet growth resulting primarily from the FDIC-assisted transactions and $145.4 million of accretion of fair value discounts recorded in 2010, primarily related to large unscheduled loan payments.

Average interest-earning assets for 2010 increased $2.5 billion, or 15.8 percent, due primarily to the FDIC-assisted transactions. Average loans and leases grew $1.8 billion, or 14.9 percent, during 2010. The taxable-equivalent net yield on interest-earning assets increased 97 basis points to 4.22 percent during 2010, versus 3.25 percent recorded during 2009 primarily due to acquired loan fair value discount accretion recognized during 2010.

Average interest-bearing liabilities increased $2.2 billion, or 17.1 percent, due to robust deposit growth in the legacy branches as well as the impact of the FDIC-assisted transactions.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses equaled $34.9 million during the fourth quarter of 2010, a $13.3 million increase from the same period of 2009, due to a $20.9 million increase in the amount recognized for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The unfavorable provision for loan and lease losses for acquired loans was partially offset by a $16.6 million increase in the FDIC receivable, recorded as an increase in noninterest income. Net charge-offs on noncovered loans during the fourth quarter 2010 equaled $9.0 million, compared to $14.6 million during the fourth quarter 2009. On an annualized basis, noncovered net charge-offs for the fourth quarter of 2010 represented 0.31 percent of average noncovered loans and leases, compared to 0.50 percent for the same period of 2009. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $16.2 million during the fourth quarter of 2010, which, on an annualized basis, represented 3.06 percent of average covered loans. No covered loan charge-offs were recorded during the fourth quarter of 2009.

The provision for loan and lease losses totaled $143.5 million for 2010, compared to $79.4 million during 2009, a $64.1 million increase. The provision for acquired loans increased $83.4 million in 2010 resulting from post-acquisition deterioration of acquired loans covered by FDIC loss share agreements, partially offset by a corresponding increase in the indemnification asset and noninterest income of $66.7 million. Net charge-offs on noncovered loans totaled $49.6 million in 2010, down $15.1 million from the $64.7 million of net charge-offs recorded during 2009. Net charge-offs on noncovered loans for 2010 represent 0.43 percent of average noncovered loans and leases compared to 0.56 percent for 2009. Net charge-offs on covered loans during 2010 equaled $39.1 million, or 1.76 percent of average covered loans. No covered loan losses were incurred during 2009.

NONINTEREST INCOME

Total noninterest income declined $29.8 million, or 36.5 percent, from the fourth quarter of 2009, due primarily to $29.1 million of net charges resulting from adjustments to the FDIC receivable for assets covered by loss share agreements. The adjustment to the FDIC receivable represents the impact of reductions to the receivable resulting from large unscheduled acquired loan payments and other acquired loan adjustments, partially offset by increases to the receivable resulting from post-acquisition deterioration of acquired loans. Cardholder and merchant services income increased $2.8 million, or 11.6 percent, during the fourth quarter of 2010 due to higher transaction volume. Due to changes in regulations governing deposit account overdrafts that became effective in mid-August, deposit service charges declined $3.3 million, or 16.1 percent, during the fourth quarter versus the fourth quarter of 2009.

Acquisition gains recorded during 2010 totaled $136.0 million, compared to $104.4 million during 2009, all of which resulted from FDIC-assisted transactions. Exclusive of acquisition gains, noninterest income declined $28.8 million, or 9.6 percent, principally due to $42.1 million of net charges resulting from adjustments to the FDIC receivable for covered assets. Cardholder and merchant services income increased $12.2 million, due to higher transaction volume, while income from wealth management services increased $5.3 million. Deposit service charges declined $4.3 million, or 5.5 percent, the net impact of lower fees from overdrafts and commercial service charges offset by incremental service charges for deposit accounts resulting from FDIC-assisted transactions.

NONINTEREST EXPENSE

Noninterest expense equaled $201.8 million during the fourth quarter of 2010, up $28.4 million, or 16.4 percent, $13.0 million of which resulted from the FDIC-assisted transactions. Salary expense increased $7.6 million, or 11.1 percent, due to higher head count and merit increases. Occupancy expense and collection expenses increased due to the FDIC-assisted transactions, while equipment costs increased as a result of higher hardware and software expenses. Growth in transaction volume caused cardholder and merchant processing expense to increase. These increases were partially offset by reduced foreclosure-related costs and employee benefits expense.

Noninterest expense increased $81.9 million, or 12.6 percent, during 2010. Of the increase in total noninterest expenses, $61.9 million relates to costs incurred in the new locations resulting from the FDIC-assisted transactions. Exclusive of the increase directly resulting from the new branches, salary expense increased $12.1 million during 2010 resulting from staff increases and merit increases.  Equipment expenses increased $6.6 million, or 10.9 percent, due principally to higher hardware and software costs. Collection expenses increased $18.4 million due to costs incurred for loans acquired in the FDIC-assisted transactions.

NONPERFORMING ASSETS

Nonperforming assets covered by FDIC loss share agreements totaled $363.5 million as of December 31, 2010, compared to $220.2 million at December 31, 2009, due to nonperforming assets resulting from the 2010 FDIC-assisted transactions and changes in nonperforming assets related to the 2009 FDIC-assisted transactions. Nonperforming assets not covered by FDIC loss share agreements totaled $196.7 million at December 31, 2010, compared to $154.0 million at December 31, 2009.  Nonperforming assets not covered by FDIC loss share agreements represent 1.71 percent of non-covered loans, leases and OREO as of December 31, 2010, compared to 1.32 percent of December 31, 2009.

CAPITAL

First Citizens BancShares remains well-capitalized with a leverage capital ratio of 9.18 percent at December 31, 2010, down slightly from 9.54 percent at December 31, 2009, due to strong growth in total assets. Both the total risk-based capital and tier 1 risk-based capital ratios increased from December 31, 2009, to levels of 16.95 percent and 14.86 percent at December 31, 2010, respectively.

ABOUT FIRST CITIZENS BANCSHARES

BancShares is the financial holding company for subsidiary First Citizens Bank. First Citizens Bank and its IronStone Bank division provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 443 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended December 31		Year Ended December 31
(thousands, except share data; unaudited)	2010	2009	2010	2009
Interest income	$ 272,605	$ 191,976	$ 969,368	$ 738,159
Interest expense	44,200	49,575	195,125	227,644
Net interest income	228,405	142,401	774,243	510,515
Provision for loan and lease losses	34,890	21,617	143,519	79,364
Net interest income after provision for loan and lease losses	193,515	120,784	630,724	431,151
Gain on acquisitions	--	--	136,000	104,434
Other noninterest income	51,674	81,490	270,214	299,017
Noninterest expense	201,799	173,391	733,376	651,503
Income before income taxes	43,390	28,883	303,562	183,099
Income taxes	13,305	9,883	110,518	66,768
Net income	$ 30,085	$ 19,000	$ 193,044	$ 116,331
Taxable-equivalent net interest income	$ 229,362	$ 143,446	$ 778,381	$ 515,446
Net income per share	$ 2.88	$ 1.82	$ 18.50	$ 11.15
Cash dividends per share	0.30	0.30	1.20	1.20
Profitability Information (annualized)
Return on average assets	0.56%	0.41%	0.93%	0.66%
Return on average equity	6.91	4.92	11.54	7.94
Taxable-equivalent net yield on interest-earning assets	4.86	3.49	4.22	3.25
CONDENSED BALANCE SHEETS
			December 31	December 31
(thousands, except share data; unaudited)			2010	2009
Assets
Cash and due from banks			$ 460,178	$ 480,242
Investment securities			4,512,608	2,932,765
Loans covered by FDIC loss share agreements			2,007,452	1,173,020
Loans and leases not covered by FDIC loss share agreements			11,480,577	11,644,999
Allowance for loan and lease losses			(227,765)	(172,282)
Receivable from FDIC for loss share agreements			623,261	249,842
Other assets			1,950,348	2,157,477
Total assets			$ 20,806,659	$ 18,466,063
Liabilities and shareholders' equity
Deposits			$ 17,635,266	$ 15,337,567
Other liabilities			1,438,431	1,569,381
Shareholders' equity			1,732,962	1,559,115
Total liabilities and shareholders' equity			$ 20,806,659	$ 18,466,063
Book value per share			$ 166.08	$ 149.42
Tangible book value per share			155.30	138.98
SELECTED AVERAGE BALANCES
	Three Months Ended December 31		Year Ended December 31
(thousands, except shares outstanding; unaudited)	2010	2009	2010	2009
Total assets	$ 21,139,117	$ 18,386,775	$ 20,841,180	$ 17,557,484
Investment securities	3,950,121	3,134,971	3,641,093	3,412,620
Loans and leases	13,641,062	12,877,150	13,865,815	12,062,954
Interest-earning assets	18,739,336	16,319,611	18,458,160	15,846,514
Deposits	17,870,665	15,291,720	17,542,318	14,578,868
Interest-bearing liabilities	15,304,109	13,467,532	15,235,253	13,013,237
Shareholders' equity	$ 1,727,072	$ 1,535,828	$ 1,672,238	$ 1,465,953
Shares outstanding	10,434,453	10,434,453	10,434,453	10,434,453
CAPITAL INFORMATION
			December 31	December 31
(dollars in thousands; unaudited)			2010	2009
Tier 1 capital			$ 1,935,559	$ 1,752,384
Total capital			2,206,890	2,047,684
Risk-weighted assets			13,021,521	13,136,815
Tier 1 capital ratio			14.86%	13.34%
Total capital ratio			16.95	15.59
Leverage capital ratio			9.18	9.54

ASSET QUALITY DISCLOSURES

	2010				2009	Year Ended December 31
	Fourth	Third	Second	First	Fourth
(dollars in thousands; unaudited)	Quarter	Quarter	Quarter	Quarter	Quarter	2010	2009

Allowance for loan and lease losses at beginning of period	$ 218,046	$ 188,169	$ 176,273	$ 172,282	$ 165,282	$ 172,282	$ 157,569

Adjustment resulting from adoption of change in accounting for QSPEs and controlling financial interests effective January 1, 2010	--	--	--	681	--	681	--
Provision for loan and lease losses:
Covered by loss share agreements	24,411	42,597	16,554	3,310	3,500	86,872	3,500
Not covered by loss share agreements	10,480	17,276	15,272	13,620	18,117	56,648	75,864
Net charge-offs of loans and leases:
Charge-offs	(27,134)	(31,172)	(21,744)	(14,858)	(15,660)	(94,908)	(69,354)
Recoveries	1,962	1,176	1,814	1,238	1,043	6,190	4,703
Net charge-offs of loans and leases	(25,172)	(29,996)	(19,930)	(13,620)	(14,617)	(88,718)	(64,651)
Allowance for loan and lease losses at end of period	$ 227,765	$ 218,046	$ 188,169	$ 176,273	$ 172,282	$ 227,765	$ 172,282
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$ 51,247	$ 43,028	$ 16,006	$ 6,810	$ 3,500	$ 51,247	$ 3,500
Not covered by loss share agreements	176,518	175,018	172,163	169,463	168,782	176,518	168,782
Allowance for loan and lease losses at end of period	$ 227,765	$ 218,046	$ 188,169	$ 176,273	$ 172,282	$ 227,765	$ 172,282
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$ 16,192	$ 15,575	$ 7,358	$ --	$ --	$ 39,125	$ --
Not covered by loss share agreements	8,980	14,421	12,572	13,620	14,617	49,593	64,651
Total net charge-offs	$ 25,172	$ 29,996	$ 19,930	$ 13,620	$ 14,617	$ 88,718	$ 64,651
Reserve for unfunded commitments	$ 7,246	$ 7,623	$ 7,414	$ 7,180	$ 7,130	$ 7,246	$ 7,130
Average loans and leases:
Covered by loss share agreements	2,096,312	2,257,888	2,502,756	2,051,145	1,212,978	2,227,234	427,599
Not covered by loss share agreements	11,544,750	11,659,390	11,700,053	11,737,654	11,664,172	11,638,581	11,635,355
Loans and leases at period-end:
Covered by loss sharing agreements	2,007,452	2,222,660	2,367,090	2,602,261	1,173,020	2,007,452	1,173,020
Not covered by loss sharing agreements	11,480,577	11,545,309	11,622,494	11,640,041	11,644,999	11,480,577	11,644,999
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$ 194,315	$ 264,653	$ 218,007	$ 123,602	$ 116,446	$ 194,315	$ 116,446
Not covered by loss share agreements	78,814	84,753	73,179	61,904	58,417	78,814	58,417
Other real estate:
Covered by loss share agreements	112,748	99,843	98,416	109,783	93,774	112,748	93,774
Not covered by loss share agreements	52,842	47,524	46,763	48,368	40,607	52,842	40,607
Troubled debt restructurings:
Covered by loss share agreements	56,398	65,417	46,155	24,216	10,013	56,398	10,013
Not covered by loss share agreements	64,995	53,374	36,644	49,309	55,025	64,995	55,025
Total nonperforming assets	$ 560,112	$ 615,564	$ 519,164	$ 417,182	$ 374,282	$ 560,112	$ 374,282
Nonperforming assets covered by loss share agreements	$ 363,461	$ 429,913	$ 362,578	$ 257,601	$ 220,233	$ 363,461	$ 220,233
Nonperforming assets not covered by loss share agreements	196,651	185,651	156,586	159,581	154,049	196,651	154,049
Total nonperforming assets	$ 560,112	$ 615,564	$ 519,164	$ 417,182	$ 374,282	$ 560,112	$ 374,282
Ratios
Net charge-offs of noncovered loans (annualized) to average noncovered loans and leases	0.31%	0.49%	0.43%	0.47%	0.50%	0.43%	0.56%
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	2.55	1.94	0.68	0.26	0.30	2.55	0.30
Not covered by loss share agreements	1.54	1.52	1.48	1.46	1.45	1.54	1.45

Nonperforming assets to total loans and leases plus other real estate
Covered by loss share agreements	17.14	18.51	14.71	9.50	17.39	17.14	17.39
Not covered by loss share agreements	1.71	1.60	1.34	1.37	1.32	1.71	1.32
Total	4.10	4.42	3.67	2.90	2.89	4.10	2.89
CONTACT: Barbara Thompson
         First Citizens BancShares
         (919) 716-2716